EXHIBIT 4

CONVERTIBLE NOTE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS SOLD, OFFERED FOR SALE OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE SECURITIES LAWS WITH, IF REQUESTED BY THE ISSUER OF THIS NOTE, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO SUCH ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

ADVANCED BIOENERGY, LLC

15% SUBORDINATED CONVERTIBLE PROMISSORY NOTE

June      , 2007                                                                                                                         $15,929,436.00

FOR VALUE RECEIVED, ADVANCED BIOENERGY, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of ETHANOL INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the “Holder” ) the aggregate sum of fifteen million nine-hundred twenty-nine thousand four hundred and thirty-six dollars ($15,929,436.00) together with any accrued and unpaid interest hereon, each as set forth below. This 15% Subordinated Convertible Note (the “Convertible Note”) is one of the “Notes” referred to in the Note Purchase Agreement of even date herewith between the Company and the initial Holder of this Convertible Note (the “Purchase Agreement”). The Purchase Agreement contains certain additional agreements among the parties thereto with respect to the terms of the Convertible Notes. All such provisions are an integral part of this Convertible Note and are incorporated herein by reference. All terms defined in the Purchase Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for therein.

ARTICLE I

PAYMENT OF PRINCIPAL

1.1 Payment of Principal. The unpaid (or unconverted) principal amount of this Convertible Note shall be due and payable to the Holder on the first anniversary date of the Follow-on Investment (as defined in the Purchase Agreement), if any, or if there is no Follow-on Investment, the first anniversary date of this Note (the “Scheduled Maturity Date”) and shall automatically and without further action by the Company or the Holder be converted into the right to receive solely Conversion Securities on the Scheduled Maturity Date (a “Mandatory Conversion”) unless the Company has exercised its right of prepayment prior to the Scheduled Maturity Date or the Holder has exercised rights arising from a Default prior to the Scheduled Maturity Date.

1.2 Right of Prepayment. The Company may, at any time, prepay all or a portion of the unpaid principal and unpaid accrued interest of this Convertible Note without penalty. Any prepayment of this Convertible Note will be credited first against unpaid accrued interest, then principal. The Company shall give notice to the Holder of its intent to prepay all or any portion of the principal of this Convertible Note at least ten (10) days preceding the date of such prepayment. During that ten (10) day period, the Holder may elect to convert the portion of principal to be prepaid into Conversion Securities (as defined herein) in accordance with the provisions of Article IV.

ARTICLE II

PAYMENT OF INTEREST

2.1 Interest Rate. The unpaid (or unconverted) principal balance of this Convertible Note shall bear interest (calculated on the basis of a year consisting of 365 days) at a per annum rate equal to fifteen percent (15%). Interest shall be compounded quarterly on the last day of July, October, January and April into the principal amount of this Convertible Note.

2.2 Payment of Interest. Interest accruing under this Convertible Note shall be due and payable on the date the principal amount of this Convertible Note shall be declared to be or shall automatically become due and payable or converted as provided herein. Interest due and payable hereunder shall be paid in cash (whether or not any portion of the principal amount of this Convertible Note then due and payable is then actually paid in cash) unless such interest is converted into Conversion Securities in accordance with the provisions of Article III hereof.

ARTICLE III

CONVERSION

3.1 Definitions. In addition to the terms defined in Sections 3.2 and 3.3 below, the following terms shall have the following meanings:

(a) “Conversion Amount” means (i) the entire principal amount of this Convertible Note, plus (ii) all accrued and unpaid interest on the Conversion Date (as herein defined), provided that in the event the Conversion Date is delayed by reason of the Holder’s failure to timely deliver the required Membership Signature Page upon a Mandatory Conversion, interest shall stop accruing on the fifth (5th) business day following the Scheduled Maturity Date.

(b) “Conversion Date” means (i) the date of the receipt of the Membership Signature Page upon a Mandatory Conversion or (ii) the date which is ten (10) business days following the date the Notice of Conversion is delivered to the Company upon an Optional Conversion.

(c) “Conversion Price” means (i)  at the lesser of (A) $16.00 per Unit or (B) the price per Unit which is equal to the lowest price per Unit at which the Company sells Units in any public or private offering during the period that this Note is outstanding. The Conversion Price shall be subject to adjustment pursuant to Article IV hereof.

(d) “Optional Conversion” means any optional conversion upon a call for prepayment under Section 2.2.

3.2 “Conversion Securities” means Units of the Company as defined in the Third Amended and Restated Operating Agreement of the Company, dated as of February 1, 2006 (the “Operating Agreement”), subject to adjustment pursuant to Article IV hereof.

3.3 Mechanics of Conversion. If the Holder elects to effect an Optional Conversion, the Holder shall: (a) deliver a copy of the fully executed notice of conversion in the form attached hereto (a “Notice of Conversion”) to the Company, together with the Member Signature Page attached thereto and (b) surrender or cause to be surrendered this Convertible Note, duly endorsed, as soon as practicable thereafter. Upon a Mandatory Conversion, the Holder shall (a) deliver to the Company the Member Signature Page attached to the Notice of Conversion and (b) surrender or cause to be surrendered this Convertible Note, duly endorsed, as soon as practicable thereafter. Upon receipt by the Company of a Notice of Conversion and/or the Membership Signature Page, as the case may be, from the Holder, the Company shall promptly send a written confirmation to the Holder stating that the Notice of Conversion and/or Membership Signature Page has been received and stating the number of Conversion Securities issuable upon conversion.

3.4 Delivery of Conversion Securities Upon Conversion. On the Conversion Date, the Company shall issue and deliver to the Holder confirmation of the number of Conversion Securities that have been issued to the Holder upon conversion of this Convertible Note. The person or persons entitled to receive Conversion Securities issuable upon such conversion shall be treated for all purposes as the record holder of such Conversion Securities at the close of business on the Conversion Date and such Conversion Securities shall be issued and outstanding as of such date.

3.5 Taxes. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed upon the Company with respect to the issuance and delivery of the Units or other securities upon the conversion of this Convertible Note.

3.6 No Fractional Units. No fractional Units or other securities are to be issued upon the conversion of this Convertible Note, but instead of any fraction of a Unit which would otherwise be issuable, the Company shall pay to the Holder in cash an amount equal to the fair market value of the fractional Unit which would otherwise be issuable. For the purpose of this Section 3.6, fair market value shall be agreed between the Company and the Holder or, if no such agreement is reached within fourteen (14) days, by a mutually agreed appraiser.

ARTICLE IV

ADJUSTMENTS

4.1 Adjustments upon Issuance of Units, Dividends and Other Events. The number of Conversion Securities issuable upon conversion of this Convertible Note shall be equitably and proportionately increased, and the Conversion Price thereof shall accordingly be equitably and proportionately reduced: (a) if and whenever the Company at any time prior to the Scheduled Maturity Date subdivides its Units by split or otherwise, or combines its outstanding Units and (b) if the Company shall at any time or from time to time declare, order, pay or make a dividend or other distribution of Units or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spin-off. When any adjustment is required to be made in the number or kind of Conversion Securities issuable upon conversion of the Convertible Note, or in the Conversion Price, the Company shall promptly notify the Holder of such event, and the Company and the Holder shall in good faith agree upon the number of Conversion Securities or other securities or property thereafter issuable upon conversion of the Convertible Note and the Conversion Price therefor. If the Company and the Holder is unable to agree upon any decision to be made pursuant to this Section 4.1, the Company shall hire and pay the expenses of a nationally or regionally recognized certified public accounting firm which has not provided services for the Company or the Holder within the previous two (2) years to settle such dispute as soon as practicable (but in any event within the sixty (60) day period following such dispute).

4.2 Reclassification, Reorganization and Conversion. In case of any reclassification, conversion or capital reorganization of the Units of the Company, then, as a condition of such reclassification, conversion or reorganization, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that such Holder shall have the right subject to the terms of this Convertible Note to convert, at the Conversion Price, the kind and amount of units, capital stock and other securities and property receivable in connection with such reclassification, conversion or reorganization by a holder of the same number of Conversion Securities as were issuable by the Company immediately prior to such reclassification, conversion or reorganization. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon conversion hereof, and appropriate adjustments shall be made to the Conversion Price payable hereunder, provided the aggregate Conversion Price shall remain the same.

4.3 Mergers and Consolidations. If there shall occur any consolidation or merger of the Company with another entity, then lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the conversion of this Convertible Note and in lieu of the Conversion Securities immediately theretofore issuable hereunder, such units, shares of stock, securities or assets as would (by virtue of such consolidation or merger) be issued or payable with respect to or in exchange for a number of outstanding securities equal to the number of Conversion Securities issuable upon conversion of this Convertible Note had this Convertible Note been converted in full immediately prior to such consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder so that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any stock, securities or assets thereafter deliverable upon conversion of this Convertible Note. No such consolidation or merger shall be consummated unless prior to or simultaneously with the consummation thereof, the successor entity (if other than the Company) which will result from such consolidation or merger shall assume by written instrument executed and mailed or delivered to the Holder the obligation to deliver to the Holder such units, stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive.

ARTICLE V

EVENTS OF DEFAULT

5.1 Default. The Company shall be deemed in default hereunder upon the occurrence of any of the following (each a “Default”): (a) the failure of the Company to pay, when due, all or any part of any principal payment required to be made hereunder or all or any part of any interest required to be made hereunder, (b) a breach by the Company of any other material term or provision of this Convertible Note that remains uncured ten (10) days after the Company becomes aware of such breach, or (c) the Company shall have entered against it by a court having jurisdiction thereof a decree or order for relief in respect to the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for the Company or for any substantial part of the Company’s property, or the winding up or liquidation of the Company’s affairs shall have been ordered, or the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for such relief in an involuntary case under any such law, or any such involuntary case shall commence and not be dismissed within sixty (60) days, or the Company shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or for any substantial part of the Company’s property, or make any general assignment for the benefit of creditors.

5.2 Consequences of Default. Upon the occurrence and continuance of a Default, the Holder may declare all or any portion of the outstanding principal amount hereof (together with all accrued but unpaid interest thereon and all other amounts due in connection therewith) due and payable and demand immediate payment thereof. Notwithstanding the foregoing, if there shall occur a Default under Section 5.1(c) above, the entire then unpaid principal balance hereof and all interest then accrued and unpaid thereon and all other sums payable hereunder, shall become immediately due and payable without any action on the part of the Holder.

ARTICLE VI

MISCELLANEOUS

6.1 Waivers. The Company waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

6.2 Notice. Except as provided otherwise in Section 6.1 above, any notice herein required or permitted to be given shall be in writing and delivered in accordance with the provisions of Section 6.3 of the Purchase Agreement.

6.3 Amendment Provision. This Convertible Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term “Convertible Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4 Assignability. This Convertible Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns. The Holder shall not assign this Convertible Note without the prior written consent of the Company.

6.5 Cost of Collection. If default or failure is made in any manner with respect to this Convertible Note, the Company shall pay the Holder costs of collection, including reasonable attorneys’ fees.

6.6 Governing Law. This Convertible Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. To induce Holder to extend to the Company the proceeds evidenced by this Convertible Note, Company irrevocably agrees that, subject to Holder’s sole and absolute election, all actions or proceedings in any way arising out of or related to this Convertible Note will be litigated in courts having situs in Wilmington, Delaware. The Company hereby consents and submits to the jurisdiction of any court located within Wilmington, Delaware, waives personal service of process upon the Company and agrees that all such service of process may be made by registered mail directed to the Company at the address stated for notices hereunder and service so made will be deemed to be completed upon actual receipt. The Company hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Convertible Note or any document or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection with this Convertible Note and agrees that any such action or proceeding shall be tried before a court and not before a jury.

6.7 Payments. All payments of principal and interest hereunder shall be made for the benefit of the Holder. All payments under this Convertible Note made in cash shall be made by wire transfer of immediately available funds in currency of the United States of America to such account as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Convertible Note.

6.8 Lost or Stolen Convertible Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Convertible Note, the Company shall execute and deliver a new Convertible Note, in the form hereof, in such denominations as the Holder may request.

6.9 Status as Convertible Note Holder. Upon the effectiveness of a conversion, the principal amount of this Convertible Note being converted and the interest being converted shall be deemed converted into Conversion Securities, and the Holder’s rights as a holder of such converted Convertible Note with respect thereto shall cease and terminate, excepting only the right to receive certificates for such Conversion Securities and to any remedies provided herein or otherwise available at law or in equity to the Holder because of a failure by the Company to comply with the terms of this Convertible Note. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert this Convertible Note.

6.10 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Convertible Note shall be cumulative and in addition to all other remedies available under this Convertible Note, at law or in equity (including a decree of specific performance or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to actual damages for any failure by the Company to comply with the terms of this Convertible Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company or the performance thereof. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

6.11 Specific Shall Not Limit General; Construction. No specific provision contained in this Convertible Note shall limit or modify any more general provision contained herein. This Convertible Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

6.12 Use of Proceeds.

(a) The proceeds of this Convertible Note may be used only in connection with (1) the expansion of the Company’s plants located in either of Aberdeen or Huron, South Dakota, (2) construction of a corn storage facility located at or near the Company’s plant in Fairmont, Nebraska, or (3) such other projects that the Company is seeking to finance with equity capital as described on the Company’s registration statement on Form SB-2 as filed with the Securities and Exchange Commission on or about June 15, 2007 (and as may be amended from time to time thereafter).

(b) As funds are required for the uses described in Section 6.12(a) above, the proceeds of this Convertible Note will be used prior to any other sources of funding.

(c) All uses of proceeds of this Convertible Note must be approved unanimously by the Company’s board of directors.

6.13 Subordination. This Convertible Note and the indebtedness evidenced hereby are subordinate and junior in right of payment, to the extent and in the manner herein set forth, to all Senior Debt of the Company, whether outstanding at the date hereof or incurred hereafter, so that:

(a) in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving the Company, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full in cash or cash equivalents of all Senior Debt before the Holder is entitled to receive any payment on account of the principal of or interest on this Convertible Note;

(b) during the continuance of any default in the payment of the principal of or interest on Senior Debt, no payment of principal or interest shall be made on this Convertible Note; and

(c) this Convertible Note is otherwise subordinated in accordance with Senior Debt documents.

The provisions of this Section 6.13 are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and the Holder on the other hand and nothing herein shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay the Holder the principal hereof and interest hereon in accordance with its terms, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by law or hereunder upon default hereunder, subject to the relative rights of the holders of Senior Debt expressed in this Section 6.13. For purposes of this Section 6.13, the term “Senior Debt” shall mean and include the principal amount and premium, if any, and interest on all indebtedness of the Company to any bank, insurance company or other financial institution for money borrowed by the Company, which is incurred in connection the construction, expansion or operation of any ethanol plant production facility, whether now existing or hereafter incurred. Subject to the payment in full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company made thereon until the principal of and interest on this Convertible Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which the Holder would be entitled except for this Section 6.13, and no payment to the holders of Senior Debt by the Holder, as between the Company, its creditors (other than the holders of Senior Debt) and the Holder, shall be deemed to be a payment by the Company to or on account of Senior Debt. It is expressly understood and agreed that nothing in this Section 6.13 shall impair or affect in any manner the right of the Holder to convert this Note into Conversion Securities in accordance with the terms of this Convertible Note.

6.14 Ranking. Other than (i) the Senior Debt, (ii) any debt with a maturity of more than one year or (iii) other convertible subordinated promissory notes which may be on parity with this Convertible Note, this Convertible Note shall rank senior to any Company indebtedness for borrowed money incurred after the date hereof.

6.15 Severability. If any provision (or any part of any provision) contained in this Convertible Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Convertible Note, and this Convertible Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable. Furthermore, there shall be automatically substituted herein for such invalid, illegal or unenforceable provision, a provision as similar thereto as possible which is valid, legal and enforceable.

[signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be signed in its name by its duly authorized officer as of the date first written above.

ADVANCED BIOENERGY, LLC

By:/s/ Revis L. Stephenson III
Name: Revis L. Stephenson III
Title: Chairman and Chief Executive Officer

NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert (the “Conversion”) $      principal amount of the Convertible Note plus $     accrued and unpaid interest on such principal amount into Units of Advanced BioEnergy, LLC (the “Company”) according to the conditions of the Convertible Note, as of the date written below. No fee will be charged to the Holder for any Conversion.

The undersigned (a) hereby executes and delivers to the Company that certain Addenda to the Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Attachment I and (b) represents and warrants that it understands that (i) the Units are subject to significant transfer restrictions under the Operating Agreement and (ii) all offers and sales by the undersigned of the securities issuable to the undersigned upon Conversion of the Convertible Note shall be made pursuant to registration of such securities under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under the Act, and in accordance with other restrictions on transfer in the Operating Agreement.

Date of Conversion:
Applicable Conversion Price:
Number of Conversion Securities
to be Issued:

Signature:

Name:

Address:

ACKNOWLEDGED AND AGREED:

ADVANCED BIOENERGY, LLC

By:

Name: Title:	Date:

ATTACHMENT 1

MEMBER SIGNATURE PAGE

ADDENDA TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF
ADVANCED BIOENERGY, LLC

The undersigned does hereby represent and warrant that the undersigned, as a condition to becoming a Member in Advanced BioEnergy, LLC, has received a copy of the Third Amended and Restated Operating Agreement dated February 1, 2006, and, if applicable, all amendments and modifications thereto, and does hereby agree that the undersigned, along with the other parties to the Third Amended and Restated Operating Agreement, shall be subject to and comply with all terms and conditions of said Third Amended and Restated Operating Agreement in all respects as if the undersigned had executed said Third Amended and Restated Operating Agreement on the original date thereof and that the undersigned is and shall be bound by all of the provisions of said Third Amended and Restated Operating Agreement from and after the date of execution hereof.

INDIVIDUALS:	ENTITIES:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed and Accepted on Behalf of the Company and its Members:

ADVANCED BIOENERGY, LLC

By:

Name:

Its: